Exhibit 10(ddd)
Norfolk Southern Corporation Long-Term Incentive Plan
Award Agreement

Performance Share Units

    This AGREEMENT dated as of <Date> (Award Date), between NORFOLK SOUTHERN CORPORATION (Corporation), a Virginia corporation, and <Employee Name> (Participant), Employee ID No. <Emp_Id>.

1.Award Contingent Upon Execution of this Agreement and of Non-Compete. This Award is contingent upon the Participant’s execution of this Agreement and the associated non-compete agreement, which is a condition precedent to this Award. This Award shall be void, and the Participant shall not be entitled to any rights hereunder, unless the Participant executes this Agreement and the non-compete agreement on or before <Date>, and thereafter fully complies with its terms.

2.Terms of Plan Govern. The Award made hereunder is made pursuant to the Norfolk Southern Corporation Long-Term Incentive Plan (Plan), all the terms and conditions of which are deemed to be incorporated in this Agreement and which forms a part of this Agreement. The Participant agrees to be bound by all the terms and conditions of the Plan and this Agreement, and by all determinations of the Committee thereunder. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.
3.Award of Performance Share Units. The Corporation hereby confirms an Award to the Participant on Award Date of <#> Performance Share Units (PSUs). The award of PSUs shall entitle the Participant to receive shares of Common Stock of the Corporation upon the Corporation’s achievement over a Performance Cycle of performance goals established by the Committee at the time of grant for the selected Performance Criteria. The determination of whether the performance goals were achieved shall be a two-step calculation, as follows:

(a)The initial Performance Criterion will be the average of the Corporation’s annual after-tax returns on average invested capital for the three-year Performance Cycle.

(b)The final number of PSUs earned will be determined by multiplying the number of PSUs earned under (a) by a total shareholder return factor based on the ranking of the three-year total return to the Corporation’s stockholders as compared with the total shareholder return on the publicly traded stocks of the other North American Class I railroads (which, as of the Award Date, are Canadian National Railway Company, Canadian Pacific Railway Limited, CSX Corporation, Kansas City Southern and Union Pacific Corporation), as set forth in the following table:

NS Three-Year TSR vs. Other Railroads	TSR Modifier
Rank 1	1.250
Rank 2	1.125
Rank 3 or 4	1.000
Rank 5	0.875
Rank 6	0.750

For this purpose, the three-year total return shall be measured using the closing price per share of stock or equivalent on the New York Stock Exchange (or if unavailable, on another U.S. stock exchange) as determined during the 20 days on which stock is traded ending on and including December 31, 2020 and December 31, 2023, or, if a stock is not traded on December 31, 2023, on the most recent trading day immediately preceding such date. A company will be excluded from the ranking if it ceases to be publicly traded at any time during the three-year period as a result of the company’s being acquired by another company or going private, but included and ranked at the bottom of the group if the company ceases to be publicly traded as a result of becoming subject to a bankruptcy, reorganization, or liquidation proceeding.

4.Forfeiture of Performance Share Units.

(a)If the Participant’s employment is terminated for any reason other than the Participant’s Retirement, Disability, or death before the expiration of the Performance Cycle, or if the Participant’s employment is terminated by reason of the Participant’s Retirement before October 1, /<Year_of_Grant>, then all PSUs awarded hereunder shall be forfeited immediately and all the Participant’s rights to such shares shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company.

(b)If the Participant is granted a leave of absence before the end of the Performance Cycle, the Participant shall not forfeit rights with respect to any Performance Shares that were being earned during the Performance Cycle, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence and before the end of the Performance Cycle, at which time the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle.

(c)Notwithstanding any provision of this Agreement to the contrary, if the Participant’s employment is terminated by reason of the Retirement or Disability of the Participant, and if the Participant Engages in Competing Employment within a period of two years following Retirement or Disability and before the end of the Performance Cycle, the Participant shall immediately forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle without further obligation on the part of the Corporation or any Subsidiary Company

A Participant “Engages in Competing Employment” if the Participant works for or provides services for any Competitor, on the Participant’s own behalf or on behalf of others, including, but not limited to, as a consultant, independent contractor, director, owner, officer, partner, joint venturer, or employee. For this purpose, a “Competitor” is any entity in the same line of business as the Corporation in North American markets in which the Corporation competes, including, but not limited to, any North American Class I rail carrier, any other rail carrier competing with the Corporation (including without limitation a holding or other company that controls or operates or is otherwise affiliated with any rail carrier competing with the Corporation), and any other provider of transportation services competing with Corporation, including motor and water carriers.

Moreover, notwithstanding the foregoing, the Participant shall immediately forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle without further obligation on the part of the Corporation or any Subsidiary Company if:
i.the Participant’s employment is terminated by reason of the Retirement or Disability of the Participant before the expiration of the Performance Cycle, and
ii.it is determined that the Participant engaged in any of the following:
A.the Participant engaged in an act of fraud, embezzlement, or theft in connection with the Participant’s duties or in the course of the Participant’s employment with the Corporation or Subsidiary Company; or
B. the Participant disclosed confidential information in violation of a confidentiality     agreement with the Corporation or a Subsidiary Company, or otherwise in violation of the law.
A determination under this paragraph shall be made by the Committee with respect to a participant who was, at any time, employed at the level of Vice President or above, and this determination shall be made by the Vice President Human Resources with respect to all other participants, and in either situation upon consultation with the Corporation’s chief legal officer.

(d)Participant understands that nothing in this Agreement (1) prohibits or impedes Participant from reporting possible violations of federal law or regulation to any governmental agency or entity (including but not limited to the Department of Justice, the Securities and Exchange Commission (SEC), the Congress, and any agency Inspector General), from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving a monetary award from the SEC related to participation in an SEC investigation or proceeding, or (2) requires Participant to obtain prior authorization of the Corporation to make any such reports or disclosures or to notify the Corporation of such reports or disclosures.

5Distribution of Performance Share Units.

Any PSUs earned at the end of the three-year Performance Cycle shall be distributed in whole shares of Common Stock of the Corporation, subject to tax withholding as provided in Section 7 of this Agreement, and unless otherwise determined by the Corporation any fractional share shall be added to the federal tax withholding amount.

Except as provided in Section 4, if a Participant’s employment is terminated before the end of the Performance Cycle by reason of the Participant’s Retirement after September 30, /$YearofGrant$/, or by reason of the Participant’s Disability or death, the Participant’s rights with respect to any Performance Shares being earned during the Performance Cycle shall continue as if the Participant’s employment had continued through the end of the Performance Cycle.

No dividend equivalent payments shall be made with respect to the award of PSUs hereunder.

6Savings Clause for Rules of Professional Responsibility. Nothing contained in this Agreement will operate or be construed to restrict a lawyer in the practice of law in contravention of Rule 5.6 of the Virginia Rules of Professional Conduct or a similar professional conduct rule applicable to a lawyer who is an active member of any other state bar.

7Tax Withholding. The minimum necessary tax withholding obligation with respect to an award of PSUs will be satisfied with shares of Common Stock of the Corporation based on the Fair Market Value of the Corporation’s Common Stock on the first day on which such stock is traded after a full trading day has elapsed following the release of the Corporation’s annual financial information for the last year of the Performance Cycle, regardless of when any such Common Stock is actually delivered to the Participant’s account. Unless otherwise determined by the Corporation, the value of any fractional share amount created as a result of withholding will be added to the federal tax withholding amount.

8Nontransferability. This Agreement and the PSUs granted to the Participant shall not be subject to any assignment, pledge, levy, garnishment, attachment, or other attempt to assign or alienate such shares prior to their delivery to Participant (or Participant’s Beneficiary), including, without limitation, under any domestic relations order, and any such attempted assignment or alienation shall be null, void, and of no effect.

9Recoupment. The Participant acknowledges that the Corporation shall recover from any Participant who is a current or former executive officer all or any portion of any PSUs awarded to the extent required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Public Law No. 111-203, or as may otherwise be required by law. In addition, any Participant who at any time is a Board-elected officer at the level of Vice President or above agrees that he or she will, upon the demand of the Board of Directors, reimburse all or any portion of PSUs awarded if (a) financial results are restated due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, (b) a lower PSU distribution would have been made to the officer based upon the restated financial results, and (c) the PSUs were distributed within the three-year period prior to the date the applicable restatement was disclosed. The Participant acknowledges and agrees that the Board of Directors or the Corporation may, without waiving any other legal remedy allowed by law, deduct the full amount of such repayment obligation from any amounts the Corporation then owes, or will in the future owe, to the Participant. Nothing in this Agreement shall waive the Committee’s, Board of Directors’, or Corporation’s rights to take any such other action as the Committee, Board of Directors, or the Corporation may deem appropriate in view of all the facts surrounding the particular financial restatement.

10Governing Law. The Participant agrees that this Award shall be governed by and interpreted in accordance with the laws of the State of Georgia without regard to Georgia’s choice of law rules. The Participant consents to the personal jurisdiction of the federal and/or state courts serving the State of Georgia and waives any defenses of forum non conveniens. The Participant agrees that any and all initial judicial actions related to this Award shall only be brought in the United States District Court for the Northern District of Georgia, Atlanta Division, or the appropriate state court in the City of Atlanta, Georgia, regardless of the place of Participant’s residence or work location at the time of such action.

    IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Participant has executed this Agreement by his or her electronic acceptance hereof, in acceptance of the above mentioned Award, subject to the terms of the Plan and of this Agreement, all as of the day and year first above written.

                 By:
                        NORFOLK SOUTHERN CORPORATION

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